Exhibit 99.1

LightPath Technologies New Product Announcement

BD-2 Chalcogenide Glass

LightPath Technologies Introduces a new Chalcogenide Glass, BD-2, for molding Infrared Aspheric Optics

(January 21, 2008) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies is pleased to introduce Black Diamond 2 chalcogenide glass for the molding of infrared aspheric optics. This new glass provides an additional material for the design and production of molded infrared lenses.

BD-2 is a chalcogenide glass manufactured from a combination of Germanium and other materials and transmits over the wavelength range from 1 micron to 14 microns. This material has several advantages over traditional infrared materials, such as germanium or zinc selenide. BD-2’s thermal properties minimize the requirement for complex athermailzetion techniques. BD-2’s properties also enable more complex shapes and additional design options for infrared lenses, including diffractive elements.

LightPath Technologies has started to incorporate BD-2 into its Infrared aspheric lens catalog with the introduction of the 390037 LWIR collimating lens.

Contacts:	Jim Magos, Senior Vice President, Sales & Marketing LightPath Technologies, Inc. Phone: (407) 382-4003 Email: jmagos@lightpath.com Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies